Exhibit 99.1


                  ADDvantage Technologies Group, Inc.
             Reports Profit Increase For Fiscal Year 2003

   BROKEN ARROW, Okla.--(BUSINESS WIRE)--Dec. 15, 2003--ADDvantage Technologies Group, Inc. (AMEX:AEY) today announced financial results for their year ended September 30, 2003. Revenues for the year were $33.3 million, an increase of 31% compared to $25.4 million for fiscal year 2002. Net income attributable to common shareholders increased to $3.3 million, or $.33 per share, which compares to $961,000, or $.10 per share for fiscal year 2002, an increase of 230%. The increase in net income was partly attributable to an inventory write-down in 2002 of $1,443,000 ($831,000 after tax) due to a reduction of market prices on certain items of used and new inventory. In comparison, the Company recorded a charge of $447,000 ($295,000 after tax) in fiscal 2003 to reduce inventory for obsolete equipment.
   Revenues for the fourth quarter ended September 30, 2003 increased $1.6 million, or 22.2%, to $8.8 million compared with $7.2 million in the same period in 2002. This increase was primarily a result of increased sales of new Scientific-Atlanta and Motorola products.
   Gross margin for the fourth quarter was 37.5% of sales, as compared to 26.8% for the same period in the previous year. This increase was primarily a result of the inventory write-down in 2002 partially offset by the charge in 2003 to reduce inventory for obsolete equipment.
   Net income applicable to common stock for the current quarter was $895,000, or $.09 per share as compared to a net loss of $405,000, or ($.04) per share for the same period last year.
   Summarizing the fiscal year results, Ken Chymiak, President and CEO, commented, "We are pleased with our performance this year, as cable operators and other users of our products have embraced our role as a Master Distributor for several of Scientific-Atlanta's legacy products, and the Company has increased its sales of Motorola products. We experienced increased sales and service revenues each quarter during this past year. Based on the first two months of this new fiscal year, the trend is continuing."
   "We expect to continue our growth internally and through acquisitions," commented David Chymiak, Chairman of the Board. "ADDvantage is now listed on the American Stock Exchange, which we believe provides greater market awareness of our Company."

   ADDVANTAGE TECHNOLOGIES GROUP, INC. and its subsidiaries, TULSAT, Lee Enterprise, NCS Industries, Comtech Services, TULSAT-Texas, and TULSAT-Atlanta comprise an organization involved in the sale of new and surplus cable television ("CATV") equipment , and providing re-manufacture and repair services of that equipment to the franchised and private cable television industries. The Company operates Scientific-Atlanta 3rd Party Authorized Repair Centers for certain product lines and is a Scientific-Atlanta Master Distributor for most current products and exclusive distributor for SA legacy products. The Company is also a distributor for Motorola, Blonder-Tongue, Quintech, Videotek, Drake, Standard, Corning Gilbert, and others. For more information, please visit the corporate web site at www.addvantagetech.com or contact the Company directly at 918-251-9121.

   The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.


                  ADDvantage Technologies Group, Inc.
                        Statement of Operations
                              (Unaudited)

                         Year Ended              Three Months Ended
                        September 30,               September 30,
                     2003          2002          2003         2002
                  -----------  -----------   -----------  -----------
Revenues          $33,327,745  $25,408,931   $ 8,810,309  $ 7,153,025

Operating Income  $ 6,454,472  $ 3,865,645   $ 1,267,635 ($   139,473)

Net Income
  Applicable to
  Common Stock    $ 3,252,588  $   961,208   $   895,195 ($   405,345)

Net Income Per Share
  of Common Stock
      Basic       $       .33  $       .10   $       .09 ($       .04)
      Diluted     $       .30  $       .10   $       .08 ($       .04)

Shares Used in
  Computing Net
  Income Per Share:
      Basic        10,007,756    9,991,716    10,009,314    9,991,716
      Diluted      12,137,631   11,991,716    12,139,189   11,991,716


    CONTACT: ADDvantage Technologies Group, Inc., Broken Arrow
             Ken Chymiak, 9l8-25l-2887
             David Chymiak, 9l8-25l-2887
             Dee Cooper, 9l8-25l-9l2l